Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Wednesday, March 16, 2011

CLAYTON WILLIAMS ENERGY, INC. ANNOUNCES EARLY

 PARTICIPATION RESULTS OF CASH TENDER OFFER

FOR ITS 7¾% SENIOR NOTES DUE 2013

Midland, Texas, March 16, 2011 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (“CWEI”) (NASDAQ—CWEI) announced today the early participation results of its offer to purchase for cash any and all of its 7¾% Senior Notes due 2013 (the “Existing Notes”).

D.F. King & Co., Inc., the Depositary and Tender Agent for the tender offer, has advised CWEI that, as of 5:00 p.m., New York City time, on March 15, 2011 (the “Early Participation Payment Deadline”), $142,845,000 aggregate principal amount of the Existing Notes had been validly tendered and not withdrawn, representing approximately 63.49% of the Existing Notes outstanding. For each $1,000 principal amount of the Existing Notes validly tendered and not withdrawn prior to the Early Participation Payment Deadline, holders are entitled to receive total consideration of $1,019.38, which includes an early tender payment of $30.00 for each $1,000 principal amount of the Existing Notes so tendered (the “Early Participation Payment”).

The tender offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on March 30, 2011, unless extended or earlier terminated (the “Expiration Date”). Holders whose Existing Notes are validly tendered after the Early Participation Payment Deadline but prior to the Expiration Date will be eligible to receive the tender offer consideration, determined as set forth in the Offer to Purchase, but will not be eligible to receive the Early Participation Payment.  All holders whose notes are tendered and accepted for purchase will also receive accrued and unpaid cash interest up to, but not including, the applicable payment date.  CWEI will use a portion of the proceeds from the closing of its previously announced private placement of senior notes to fund the tender offer consideration.

The complete terms and conditions of the offer are set forth in an Offer to Purchase and related Letter of Transmittal sent to holders of Existing Notes.Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Depositary and Tender Agent for the Offer, D.F. King & Co., Inc. at (800) 207-3158 (US toll free) or (212) 269-5550 (bank and brokers).

MORE…

RBS Securities Inc. is the Dealer Manager for the tender offer. Questions regarding the offer may be directed to RBS Securities Inc. at (877) 297-9832 (toll-free) and (203) 897-6145 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of CWEI, its subsidiaries, the Dealer Manager, or the Depositary and Tender Agent makes any recommendations as to whether holders should tender their notes pursuant to the offer.

CWEI is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com